UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 22, 2006

SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	000-28782 (Commission File Number)	93-0979187 (IRS Employer Identification Number)

157 Technology Drive Irvine, California (Address of principal executive offices)		92618 (Zip Code)
(949) 788-6700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.
     On February 22, 2006, Spectrum Pharmaceuticals, Inc. (the “Company”) entered into a Development and Marketing Agreement (the “Agreement”) with PAR Pharmaceutical Companies, Inc. (“PAR”) whereby PAR agreed, and obtained an exclusive license, to market, sell and distribute all of the Company’s current as well as certain future generic drugs in the United States. Pursuant to the terms of the Agreement, the Company is responsible for the development of and regulatory filings for the generic drugs and the Company will receive payments upon regulatory approval of each abbreviated new drug application. The Agreement also provides for a share of the profits from the sale by PAR of the Company’s generic products. The term of the Agreement is determined on a product by product basis from the effective date of the Agreement until the date that is ten years following the commercial launch of the relevant product. In addition, PAR shall provide financial and legal support, including the payment of all legal expenses going forward, for the ongoing patent challenge for sumatriptan injection. Within twenty-four months of the effective date of the Agreement, the Company has the right to request PAR to make an equity investment in the Company which is subject to due diligence and the negotiation of definitive documents at that time. The Company could receive an aggregate of over $10 million under the Agreement if the equity investment is made and all the regulatory approvals are obtained.
     On February 28, 2006, the Company and Cura Pharmaceutical Co., Inc. (“Cura”) entered into a First Amendment to the Distribution and Supply Agreement dated April 12, 2005 (the “Supply Agreement”). The Supply Agreement was amended to modify Cura’s right to distribute, promote and sell the Company’s generic carboplatin injection in the United States from an exclusive right to a semi-exclusive right, which gives the Company the ability to grant a similar semi-exclusive right to another third party. No other terms were modified.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibits	Description of Document
99.1	Press Release dated February 23, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.
Date: February 28, 2006	By:	/s/ Shyam Kumaria
		Name:	Shyam Kumaria
		Title:	V.P. Finance

EXHIBIT INDEX

Exhibits	Description of Document
99.1	Press Release dated February 23, 2006.